Exhibit 99.1 Press Release Dated May 8, 2003

David G. Mazzella
President & CEO
Veramark Technologies, Inc.
(585) 381-6000
www.veramark.com

FOR IMMEDIATE RELEASE

VERAMARK ANNOUNCES IMPROVED FIRST QUARTER RESULTS

Pittsford, New York – May 8, 2003. Veramark Technologies, Inc. (OTCBB: VERA), today announced operating results for the first quarter ended March 31, 2003. Veramark reported sales of $2,750,021 for the quarter ended March 31, 2003, an increase of 4%, from sales of $2,638,840 for the quarter ended March 31, 2002.

     Additionally, the Company reported a significant reduction in the operating loss incurred from the prior year. For the quarter ended March 31, 2003, the Company reported a net loss of $205,078, or $0.02 per share. This compared with a net loss of $633,129, or $0.08 per share, for the first quarter of 2002.

     David G. Mazzella, Veramark’s President and CEO, commenting on the results stated “We are particularly pleased with the gains we continue to make in sales of our core call accounting services and products, which increased 18% from the same quarter a year ago. The increase in core call accounting sales continues to highlight the success of eCAS™, Veramark’s totally web-based call accounting software, which was launched in late 2001. Market acceptance of eCAS has also opened doors to a number of new distribution channels, including a new strategic alliance with Advanced Marketplace Inc., a recognized technology solutions provider that offers turnkey voice and data infrastructure management solutions to a wide range of customers.

     “Additionally, we are pleased by the progress we are making in the area of outsourced services provided by our Service Bureau. Further to signing a new two-year service agreement with a large commercial bank in late December of 2002, that provided initial revenues during the first quarter of 2003, we successfully renewed a second, three-year Service Bureau contract with one of the nation’s largest insurance companies. The value of that renewal contract exceeds $600,000 over its three-year term.”

     Mr. Mazzella continued, noting, “We remain concerned with the ongoing softness of the economy in general, and capital spending in particular, especially as it has hampered sales of the Company’s larger enterprise level product offerings, targeted at Fortune 1000 Companies. Sales of the Company’s major enterprise product, the Quantum Series™, decreased 10% from a year ago as customers continued to refrain from major capital expenditures.

     “As a final point, we continued to strengthen our balance sheet during the quarter. Through careful monitoring of our expense base, and capital outlays, we were able, once again, to generate a positive cash flow for the quarter, meet our targeted expense levels, and remain free of bank debt.”

     Veramark Technologies, Inc. provides premises-based and outsourced telecom network cost control and productivity solutions for small to large enterprises. Our products include: call accounting; tie-line reconciliation; phone bill consolidation and validation; asset and facilities management; cable management; work order/trouble ticket and service order processing; directory lookup; and call detail record collection and processing for IP-telephony and traditional PBX and Centrex environments.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONSOLIDATED FINANCIAL RESULTS
(Unaudited)

	First Quarter Ended
	March 31

	2003	2002

Net Sales	$2,750,021	$2,638,840

Operating Loss	$(208,086)	$(644,436)

Net Interest Income	3,008	11,307

Loss Before Taxes	(205,078)	(633,129)

Income Taxes	—	—

Net Loss	$(205,078)	$(633,129)

Loss Per Share	$(0.02)	$(0.08)

Weighted Average Number of Shares Outstanding	8,390,734	8,323,689

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the impact of competition or changes in the marketing strategies of major distributors.

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